UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2010

Bayou City Exploration, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-27443	61-1306702
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

632 Adams Street — Suite 700 Bowling Green, Kentucky	42101
(Address of principle executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 798-3389

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a special meeting of the Board of Directors on July 6, 2010, Robert D. Burr tendered his resignation as President and Chief Executive Officer and from the Board of Directors, effective immediately.  Mr. Burr indicated that he has achieved his objectives related to the improvement of the company’s financial standing and that full time leadership is now affordable and necessary as the company moves in a new direction and begins raising funds for oil and gas exploration.   At this point in his career and with his other business interests, Mr. Burr felt that he could not commit the requisite amount of time to the company for it to be successful, therefore he felt this was the proper time to step down.

At the July 6, 2010 special meeting of the Board of Directors, Harry J. Peters and Gregory B. Shea also tendered their resignations from the Board of Directors effective immediately.  Both members stated excessive time commitments due to our current needs and other personal and business interests as their main reasons.

At the special meeting, the Board approved the appointment of Charles T. Bukowski Jr. as our new President and Chief Executive Officer, effective July 1, 2010 replacing Robert D. Burr who announced his retirement at the meeting.  The term of this appointment is from July 1, 2010 to December 31, 2010 and automatically extends each year for twelve months thereafter unless terminated by either of the parties within ninety days of the anniversary date. The Board also elected Mr. Bukowski as a director to fill one of the vacancies left by the resignations of Messrs.  Peters and Shea.

Mr. Bukowski, age 49, graduated from Texas A&M University with a Bachelor’s degree in 1982 and a Master’s degree in 1984 (4.0 GPA), both in geology.  The next 12 years he was employed as a geologist with Mobil Oil working a variety of both exploration and production assignments including South Texas, East Texas, Oklahoma, South Louisiana, and Mississippi.  While at Mobil he generated and drilled over 100 wells, including the first horizontal well in Lavaca County.  Mr. Bukowski was the first geologist at Mobil in Houston to do both the geological and 3D seismic interpretations for his projects.

In 1996, Mr. Bukowski joined Edge Petroleum where he utilized 3D seismic, advanced AVO processing and advanced interpretation software to lead a team that drilled 23 successful wells.  He co-authored the first published successful use of AVO in South Texas and the resulting paper won several industry awards including SEG’s Best Paper Award in 2001.  While at Edge he interpreted over 800 sq. miles of 3D seismic data, mostly in South Texas and South Louisiana.

In 2000, Mr. Bukowski joined Alta Resources as Exploration Manager.  While at Alta he acquired more 3D’s and drilled numerous successful wells making five new field discoveries.  In fact, he never drilled a dry hole while at Alta.  Alta’s five person team gained early entry into the Fayetteville Shale play in Arkansas resulting in a bonanza for the company.  After leasing approximately 45,000 acres and drilling only twelve wells, Alta sold its holdings for $560,000,000.

Mr. Bukowski left Alta in 2007 to start Beachcomber Oil and Gas Inc. where he generated exploration projects and consulted for industry partners.

Mr. Bukowski has enjoyed a drilling success rate of well over 80% during his 25 year career.  He currently has an interest in over 350 producing wells that have reserves of over 800 Billion cubic feet of gas.  The use of 3D seismic, AVO, other seismic attributes and fully integrating the geophysics, geology and engineering data have been the keys to his success.

Mr. Bukowski will be paid annual compensation of $120,000 per year for serving as our President and Chief Executive Officer. Mr. Bukowski will also be entitled to a bonus equal to 20% of his salary in the event that the pretax income of the company exceeds $500,000 between July 1, 2010 and January 1, 2011, and an additional 10% of his salary for any additional $250,000 of pretax income generated by the company during such time. Thereafter, Mr. Bukowski’s bonus calculation period will start each January 1.

At the July 6, 2010 special meeting of the Board of Directors the remaining Board of Directors also elected Travis N. Creed to fill the remaining vacancy left by the resignations of Messrs. Peters and Shea, effective immediately.  Mr. Creed holds degrees from Westminster College and the University of Arkansas School of Law.  In addition to the practice of law, Mr. Creed has owned an electrical contracting company, a mortgage trading company and a real estate development company.  He has experience in banking including founding and serving as President of Pinnacle Resources, a wholly owned subsidiary of Pinnacle Bank in Little Rock, Arkansas.  Mr. Creed currently serves as Senior VP and General Counsel for Blue Ridge Group, Inc. in Bowling Green, Kentucky.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bayou City Exploration, Inc.

Date: July 7, 2010

By:	/s/ Charles T. Bukowski Jr.
Charles T. Bukowski Jr.
Chief Executive Officer and President

By:	/s/ Stephen C. Larkin
Stephen C. Larkin
Chief Financial Officer